UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 22, 2013

Western Digital Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-08703	33-0956711
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3355 Michelson Drive, Suite 100, Irvine, California		92612
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 672-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 7.01 Regulation FD Disclosure.

On July 22, 2013, the Court of Appeals of the State of Minnesota (the "Appellate Court") reversed the decision of the District Court of Hennepin County, Minnesota (the "District Court"), which had vacated a $630.4 million final arbitration award and ordered a rehearing of certain claims in the arbitration between Western Digital Corporation (the "Company") and Seagate Technology, LLC ("Seagate"). In the arbitration, Seagate alleged, among other things, misappropriation of eight alleged trade secrets by the Company and a now former employee. The District Court confirmed the arbitration award with respect to each of the five trade secret claims that the Company and the former employee had won at the arbitration, and vacated the arbitration award and ordered a rehearing with respect to the three trade secret claims that the Company and the former employee had lost. The Appellate Court reversed the District Court’s decision and remanded for entry of an order and judgment confirming the arbitration award. The Company strongly disagrees with the decision of the Minnesota Court of Appeals, believes that the District Court’s decision was correct, and will file a petition for review with the Minnesota Supreme Court. If the Minnesota Supreme Court elects not to hear the Company’s petition for review or if the Minnesota Supreme Court affirms the Appellate Court decision, the District Court is expected to enter an order and judgment confirming the $630.4 million final arbitration award, plus post-award interest on the $525 million initial award at the statutory rate of 10% from January 24, 2012. No judgment will be entered while the Company is petitioning the Minnesota Supreme Court for review.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Western Digital Corporation

July 22, 2013	By:	/s/ Michael C. Ray

Name: Michael C. Ray
Title: Senior Vice President, General Counsel and Secretary